Exhibit 11

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (unaudited)

                                                       For the three months       For the six months
                                                              ended                      ended
                                                             March 31                   March 31
                                                -----------------------------    -----------------------
                                                       1998           1997        1998          1997
                                                       ----           ----        ----          ----

Net Income (Loss)                                $   (68,356)   $    70,286   $   (78,176)   $   181,422
Less Cumulative Preferred Stock
   Dividends                                          11,986           --          11,986           --
Income (Loss) available to Common
   Stockholders                                      (80,342)        70,286       (90,162)       181,422
                                                 -----------    -----------   -----------    -----------

Basic Earnings (Loss) per share
   Weighted-average number of
     common shares outstanding                     6,798,637      6,685,049     6,791,435      6,682,379
                                                 -----------    -----------   -----------    -----------
Basic Earnings (Loss) per share                  $      (.01)          $.01        $(.01)           $.03
                                                 -----------    -----------   -----------    -----------

Earnings (Loss) per share
   Shares:
   Weighted-average number of common
      shares outstanding                                Note      6,685,049          Note      6,682,379
    Excess of shares issuable for the
     assumed exercise of options and warrants
     over the number of shares possible
     of repurchase using the proceeds from the
     exercise of such options and warrants, at
     the average market price (treasury stock
     method)                                            --        1,524,290          --        1,641,625
                                                                -----------                  -----------
    Weighted-average number of common
      and common equivalent shares
      outstanding                                       --        8,209,339          --        8,324,004
                                                                -----------                  -----------
Diluted Earnings per share                              --       $      .01          --       $      .02
                                                                -----------                  -----------

Note
    A computation of diluted earnings (loss)per share for the three-month and six-month periods ended March 31, 1998 would be antidilutive.